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                                                                                                                EXHIBIT 12


                                    THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     FOR THE FIVE FISCAL YEARS ENDED JANUARY 28, 1995


                                                                           Fiscal Year Ended
                                                          Jan. 28,     Jan. 29,     Jan. 30,      Feb. 1,     Feb. 2,
                                                            1995         1994         1993         1992        1991

Earnings Available for Fixed Charges:
Pretax earnings from continuing operations               $   1,296    $   1,178    $     791    $     796    $    762
Fixed charges (excluding interest
  capitalized and pretax preferred stock
  dividend requirements)                                       377          381          432          474         421
Dividends on ESOP Preference Shares                            (28)         (29))        (29)         (30)        (30)
Capitalized interest amortization                                4            4            3            3           3
                                                             1,649        1,534        1,197        1,243       1,156

Fixed Charges:
Gross interest expense (a)                               $     290    $     297    $     341    $     388    $    347
Interest factor attributable to
  rent expense                                                 102           94           94           92          83
Other (b)                                                        -            -            4            8           5
                                                               392          391          439          488         435

Ratio of Earnings to Fixed Charges                             4.2          3.9          2.7          2.6         2.7


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)  Represents the company's proportionate share of interest of unconsolidated 50% owned persons and  pretax preferred stock dividend requirements.


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